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                                                                    Exhibit 99.0

                         [ELDORADO BANCORP LETTERHEAD]


                      FOR ADDITIONAL INFORMATION CONTACT:
                    DAVID R. BROWN, EXECUTIVE VICE PRESIDENT
                          AND CHIEF FINANCIAL OFFICER


          FOR IMMEDIATE RELEASE    ELDORADO BANCORP     (714) 798-1100




                     ELDORADO BANK TO ACQUIRE MARINERS BANK



TUSTIN, California, May 22, 1995 -- Eldorado Bancorp (ASE/ELB) today announced the execution of a definitive merger agreement whereby its wholly-owned subsidiary, Eldorado Bank, will acquire, by merger, all the outstanding shares of Mariners Bancorp and Mariners Bancorp's wholly-owned subsidiary, Mariners Bank, would be merged with and become a part of Eldorado Bank.

Mariners Bancorp shareholders will receive in the merger one share of Eldorado Bancorp common stock and $7.30 cash, subject to certain adjustments, for each of their Mariners Bancorp shares. The transaction is valued at approximately $12.2 million or 1.63 times Mariners' March 31, 1995 book value. Completion of the transaction is subject to approvals of the shareholders of both Eldorado Bancorp and Mariners Bancorp and applicable regulatory agencies. The acquisition is expected to be completed in the fourth quarter of 1995.

Mariners Bancorp, through its principal subsidiary, Mariners Bank, conducts banking business in three banking offices in the south Orange County cities of San Clemente, San Juan Capistrano and Monarch Beach (Dana Point). Total assets on March 31, 1995 were $79 million. Mariners Bancorp had net earnings of $158 thousand for the first three months of 1995.

J.B. Crowell, President and Chief Executive Officer of Eldorado Bancorp and Chairman of Eldorado Bank, said, "This acquisition enhances shareholder value in several important areas. Mariners' earnings, combined with economies from branch and departmental consolidation, are expected, beginning in the first
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quarter 1996, to contribute to earnings per share.  Additionally, the Company's strong capital position is being deployed for growth. Further, Eldorado Bank will be the largest independent bank in the growing southern portion of Orange County, enhancing its franchise value."

Richard Korsgaard, President and Chief Executive Officer of Mariners Bancorp and Mariners Bank, said, "This merger creates a unique opportunity for Mariners' shareholders, customers and staff to join Orange County's leading independent bank. With an expanded branch network, we will be better able to meet the needs of the consumer, business and professional communities in south Orange County, while maintaining the personal service that only an independent bank can offer." Crowell added, "We expect to expand the custom home construction lending niche throughout the offices of the combined bank. This has been an important part of Mariners' success. The two banks are especially compatible - both very strong and well-managed - and the combination creates a well-balanced institution."

The combined bank will maintain the name of Eldorado Bank. Eldorado Bank has expanded by acquiring other banks in the past. The most recent was the 1991 acquisition of Bank of San Clemente.

Tustin-based Eldorado Bancorp, through its Eldorado Bank subsidiary, operates ten banking offices in Orange, Riverside and San Bernardino counties. Total assets on March 31, 1995 were $308 million. Eldorado Bancorp reported net income of $882 thousand, or $0.32 per share, for the three months ended March 31, 1995. For 1994, net income was $2.6 million, or $0.93 per share.



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